Exhibit 16.1

November 26, 2021

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Commissioners:

We have read item 4.01 of Zedge, Inc.’s Form 8-K dated November 19, 2021, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. With respect to all other matters, we have no basis to agree or disagree with the statements made by the registrant.

Very truly yours,

/s/ Mayer Hoffman McCann CPAs
(The New York Practice of Mayer Hoffman McCann P.C.)

New York, New York